PROSPECTUS SUPPLEMENT DATED JANUARY 25, 2000    FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus Dated October 1, 1999)                     SEC FILE NO. 333-84661

                                 $100,000,000
                                 ITC/\DeltaCom
                4 1/2% Convertible Subordinated Notes Due 2006

  This prospectus supplement relates to resales by the holders of ITC/\DeltaCom, Inc.'s 4 1/2% Convertible Subordinated Notes due 2006 and the shares of ITC/\DeltaCom's common stock, par value $.01 per share, issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated October 1, 1999, which is to be delivered with this prospectus supplement.

  The information appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information included in the table below.


                                                 Principal              Principal
                                              Amount of Notes           Amount of         Common
                                               Beneficially               Notes         Stock Owned          Common
                                                Owned Prior              Offered       Prior to the      Stock Offered
      Name                                    to the Offering             Hereby        Offering(1)         Hereby(2)
    -------                                  ----------------            -------       ------------        ----------

Bear Stearns & Co.........................      $  1,375,000          $  1,375,000         51,556             51,556
White River Securities LLC................      $  1,375,000          $  1,375,000         51,556             51,556
JMG Convertible Investments, L.P..........      $  1,250,000          $  1,250,000         46,869             46,869
Triton Capital Investments, Ltd...........      $  5,250,000          $  5,250,000        196,850            196,850
Greyhound Lines...........................      $     50,000          $     50,000          1,874              1,874
LDG Limited...............................      $    150,000          $    150,000          5,624              5,624
TQA Leverage Fund, L.P....................      $    500,000          $    500,000         18,747             18,747
TQA Vantage Fund, Ltd.....................      $  1,000,000          $  1,000,000         37,495             37,495
TQA Vantage Plus Fund, Ltd................      $    350,000          $    350,000         13,123             13,123
Duckbill & Co.............................      $  1,500,000          $  1,500,000         56,242             56,242
Employee Benefit Convertible Securities
 Fund.....................................      $    225,000          $    225,000          8,436              8,436
Nations Capital Income Fund...............      $  3,150,000          $  3,150,000        118,110            118,110
Pacific Innovations Trust Capital Income
 Fund.....................................      $    225,000          $    225,000          8,436              8,436
Forest Global Convertible Fund
 Series A-5...............................      $  6,850,000(5)       $  6,850,000        256,842(5)         256,842
Sylvan IMA Ltd. c/o Forest Investment
 Management LLC...........................      $    750,000(6)       $    750,000         28,121(6)          28,121
Forest Alternative Strategies Fund II LP
 Series A 5 M.............................           100,000(7)       $    100,000          3,749(7)           3,749
Forest Alternative Strategies Fund II LP
 Series A 5 I.............................      $    260,000(8)       $    260,000          9,748(8)           9,748
Forest Fulcrum Fund LP....................      $  3,720,000(9)       $  3,720,000        139,482(9)         139,482
Morgan Stanley Dean Witter(3).............      $  9,527,000(10)      $  9,527,000        357,217(10)        357,217
Chase Manhattan N.A., Trustee for IBM
 Retirement Plan dated 12/18/45...........      $  1,957,000(11)      $  1,957,000         73,378(11)         73,378
Value Line Convertible Fund, Inc..........      $    500,000          $    500,000         18,747             18,747
Alexandra Global Investment Fund I Ltd....      $  3,000,000          $  3,000,000        112,485            112,485
LLT Limited...............................      $    180,000(12)      $    180,000          6,749(12)          6,749
Conseco Senior Health Insurance Company -
 Convertible..............................      $    625,000          $    625,000         23,434             23,434
Conseco Health Insurance
 Company-Convertible......................      $    625,000          $    625,000         23,434             23,434
Conseco Funds Group-Convertible.........        $  1,000,000          $  1,000,000         37,495             37,495
BNP Arbitrage SNC.........................      $  3,000,000          $  3,000,000        112,485            112,485
Highbridge International LLC..............      $  6,255,000(13)      $  6,255,000        234,533(13)        234,533
AFTRA Health Fund.........................      $    250,000          $    250,000          9,373              9,373
Mainstay Convertible Fund.................      $  3,000,000(13)      $  3,000,000        112,485(13)        112,485
Coditec International Ltd. E (VBL)........      $     50,000          $     50,000          1,874              1,874

                                                Principal
                                             Amount of Notes          Principal           Common
                                               Beneficially        Amount of Notes      Stock Owned           Common
                                               Owned Prior             Offered         Prior to the        Stock Offered
Name                                         to the Offering            Hereby          Offering(1)          Hereby(2)
----                                         -----------------    -----------------    -------------       -------------

Faria Fund Ltd............................      $     50,000          $     50,000          1,874              1,874
Federated Utility Fund, Inc...............      $  7,700,000          $  7,700,000        288,713            288,713
Federated Insurance Series, on behalf of
 its Federated Utility Fund II............      $    850,000          $    850,000         31,871             31,871
SunAmerica Series Trust, on behalf of its
 Federated Utility Portfolio..............      $    470,000          $    470,000         17,622             17,622
California Public Employees Retirement
 System...................................      $  2,000,000          $  2,000,000         74,990             74,990
First Mercury Insurance Company--Total
 Return...................................      $     20,000          $     20,000            749                749
Century National Insurance Company........      $    300,000          $    300,000         11,248             11,248
Nalco Chemical Company....................      $    250,000          $    250,000          9,373              9,373
State of Oregon Equity....................      $  5,325,000          $  5,325,000        199,662            199,662
Delaware PERS.............................      $  1,400,000          $  1,400,000         52,493             52,493
ICI American Holdings Trust...............      $    600,000          $    600,000         22,497             22,497
Zeneca Holdings Trust.....................      $    600,000          $    600,000         22,497             22,497
Pacific Life Insurance Company............      $  1,000,000          $  1,000,000         37,495             37,495
Pitney Bowes Retirement Fund..............      $  2,000,000          $  2,000,000         74,990             74,990
Sage Capital..............................      $  1,300,000          $  1,300,000         48,743             48,743
Boulder Capital, Inc......................      $    358,000          $    358,000         13,423             13,423
Boulder II Limited........................      $    500,000          $    500,000         18,747             18,747
Pebble Capital Inc........................      $    142,000          $    142,000          5,324              5,324
D.E. Shaw Securities, L.P.................      $    250,000          $    250,000          9,373              9,373
                                                ------------          ------------      ---------          ---------
 Subtotal.................................      $ 83,164,000          $ 83,164,000      3,118,260          3,118,260
Unnamed holders of previously registered
 notes(14)................................      $ 14,643,000          $ 14,643,000        549,043            549,043
Any other holders of notes or future
 transferees from such holders(4)........       $  2,193,000          $  2,193,000         82,227             82,227
                                                ------------          ------------      ---------          ---------

 Total....................................      $100,000,000          $100,000,000      3,749,531          3,749,531
                                                ============          ============      =========          =========

________________________
(1) Comprises the shares of common stock owned by each selling holder prior to the offering, including the shares of common stock into which the notes held by the selling holder are convertible at the initial conversion rate of $26.67 per share, excluding fractional shares. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances, which are described in more detail in the accompanying prospectus under "Description of NotesConversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(2) Assumes conversion into common stock of the full amount of notes held by the selling holder at the initial conversion rate of $26.67 per share and the offering of those shares by the selling holder pursuant to this prospectus supplement and accompanying prospectus. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances which are described in more detail in the accompanying prospectus under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The selling holders may offer and sell pursuant to the prospectus, their notes, the shares of common stock into which the notes are convertible, or both.

(3) Morgan Stanley & Co. Incorporated acted as a placement agent in connection with the offer and sale of the notes in May 1999 and as lead underwriter in the May 1999 public offering and sale of 5.25 million shares of ITC/\DeltaCom's common stock. In addition, Morgan Stanley & Co. Incorporated acted as a placement agent in connection with the offer and sale of our 11% Senior Notes in November 1997, our 8-7/8% Senior Notes in March 1998 and our 9-3/4% Senior Notes in November 1998.

(4) Information concerning other selling holders of notes will be set forth in additional prospectus supplements from time to time, as required. No holder may offer notes pursuant to the prospectus until such holder is included as a selling holder in a supplement to the prospectus in accordance with the registration rights agreement. Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $26.67 per share.

(5) Includes $1,245,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(6) Includes $135,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(7) Includes $15,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(8) Includes $50,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(9) Includes $2,338,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(10) Includes $9,027,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(11) Includes $1,345,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(12) Includes $35,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(13) Includes $1,000,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(14) Based on information provided to ITC/\DeltaCom by the trustee as of December 27, 1999. Excludes $16,190,000 principal amount of previously registered notes identified in footnotes (5) through (13) above.

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